Exhibit 10.22
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT No. 1 (this “Amendment”), entered into effective as of December 2, 2021 (the “Effective Date”), by and between Global Industrial Company ( the “Company) and ADINA STORCH (the “Employee”), to the Employment Agreement, dated as of October 5, 2021, by and between the Company and Employee (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.
RECITALS

WHEREAS, the Company and the Employee desire to amend the Agreement as set forth herein.

NOW, THEREFORE, it is mutually agreed as follows:

1.Amendment to Section 2(g) and 2(h) . Effective as of the Effective Date of this Amendment, the Sections 2(g and 2(h) ) shall be amended and restated as follows:

    “(g) Annual Equity Grant. Employee shall be entitled to an annual grant of equity, at the time the Company’s Compensation Committee reviews equity grants for similarly situated Executives (anticipated to be February 2022 and each subsequent February), in a target amount no less than 75% of the current year’s target Annual Cash Bonus (in accordance with the Company’s 2020 Long Term Incentive Plan). The grant shall consist of 50% Performance Restricted Stock Units and 50% Stock Options. The number of stock options to be granted will be calculated using the Black-Scholes option pricing model based on the closing price of the Company’s common stock as quoted on the NYSE at the close of business on the last business day prior to the date of grant. In addition, the stock options will (a) be exercisable at an exercise price per share equal to the fair market value of a share of the Company’s common stock as quoted on the NYSE at close of business on the last business day prior to the date of grant, (b) vest over a period of four years with 25% of the options vesting on the first, second, third, and fourth anniversary date of the grant date, and (c) contain such other terms and conditions as may be set forth in the stock option agreement with you. The number of performance restricted stock units will be determined based on an amount equal to 50% of value of the Annual Equity Grant divided by the closing price of the Company’s common stock as quoted on the NYSE on the last business day prior to the grant date. The performance restricted stock units will vest in installments (subject to the achievement of the performance metrics set forth in the grant agreements) annually on the last date of each fiscal year, over up to four years, beginning with December 31, 2022. The delivery of vested shares shall occur on the earliest of (i) the last date on which the last tranche of Performance Units could have become vested (i.e., December 31, 2025) or (ii) the date on which the Recipient is no longer an employee of the company for any reason. The annual equity grants to Employee of restricted stock units and stock options shall be documented pursuant to award agreements that shall provide that all restricted stock units and stock options shall become immediately 100% vested upon the Employee’s termination by the Company, including, but not limited to, termination by Employee for “Good Reason” (as defined below) within 6 months following a Change in Control (as defined below), and that all of Employee’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination. For purposes of this Agreement, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions as a result of which more than fifty percent (50%) of the outstanding voting securities of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

(h) Sign-on Equity Grant. Upon Commencement of this Agreement, Employee shall be entitled to receive a one-time equity grant in the amount of $260,000 (in accordance with the Company’s 2020

Long Term Incentive Plan) consisting of 50% restricted stock units and 50% stock options which shall be granted on your start date. The number of stock options to be granted will be calculated using the Black-Scholes option pricing model based on the closing price of the Company’s common stock as quoted on the NYSE at the close of business on the last business day prior to the date of grant. In addition, the stock options will (a) be exercisable at an exercise price per share equal to the fair market value of a share of the Company’s common stock as quoted on the NYSE at close of business on the last business day prior to the date of grant, (b) vest over a period of four years with 25% of the options vesting on the first, second, third, and fourth anniversary date of the grant date, and (c) contain such other terms and conditions as may be set forth in the stock option agreement with you. The number of restricted stock units will be determined based on an amount equal to $130,000 divided by the closing price of the Company’s common stock as quoted on the NYSE on the last business day prior to the grant date (rounded up to the nearest whole share). The restricted stock units will vest over a period of 4 years with 25% of the restricted stock units vesting on the first, second, third, and fourth anniversary of the grant date. The restricted stock unit agreement and the stock option agreement with you for this sign-on Equity Grant shall provide that if your employment with the Company (or its successor) shall be terminated by the Company (or its successor) without “Cause” (as defined below) or by Employee for “Good Reason” (as defined below) within six (6) months following a “Change in Control”, all of Employee’s outstanding restricted stock units and unvested stock options shall immediately vest and all of Employee’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.

2.     Miscellaneous.
      In all other respects, the Agreement as previously in effect is ratified and confirmed, and the Agreement, as amended herein, continues in full force and effect.
(b)     The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.
IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first written above.

GLOBAL INDUSTRIAL COMPANY

By: /s/ Thomas Clark
Name: Thomas Clark
Title: Senior Vice President and Chief Financial Officer

/s/ Adina Storch
Adina Storch